Exhibit 99.1

Galectin Therapeutics Reports Financial Results for the Quarter Ended June 30, 2022 and Provides Business Update

NORCROSS, Ga., August 15, 2022 (GLOBE NEWSWIRE) – Galectin Therapeutics, Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today reported financial results and provided a business update for the three months ended June 30, 2022. These results are included in the Company's Quarterly Report on Form 10-Q, which has been filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

Joel Lewis, Chief Executive Officer and President, stated: “Our team made significant progress on a number of fronts this quarter. The most consequential action for the Company undoubtedly was finalizing a $60 million line of credit facility from Richard Uihlein.  Proceeds from this very favorable financing arrangement are expected to cover all our currently projected costs for the Phase 2b portion of our NAVIGATE trial. Once again, I want to express my gratitude to Mr. Uihlein for his dedication to and belief in the Company. His unwavering commitment clearly has provided the resources necessary for the successful completion of our global pivotal clinical trial.

“Additionally, our team is making substantial progress in completing an Investigational New Drug (IND) package, including the development of a phase 2 trial protocol. The Company’s objective is to file an IND with the Food and Drug Administration (FDA) Office of Oncologic Diseases (OOD) for the treatment of recurrent or metastatic head and neck cancer for belapectin in combination with Keytruda®, an immune checkpoint inhibitor. We will have more updates as they become available.  Finally, we are looking forward to completion of enrollment of the phase 2b portion of our NAVIGATE clinical trial.”

Dr. Pol Boudes, Chief Medical Officer, stated: “The COVID-19 pandemic impacted enrollment timelines for many clinical trials over the past couple of years and we, as well as other NASH study sponsors, are no exception. In response to continuing challenges, particularly in Europe and Australasia, we initiated multiple new sites in Mexico and South America. We have been pleased, thanks to assistance from local partners, to see a rapid acceptance of our program by Health Authorities and Ethics Committees. Our investigators meeting in Mexico gathered 15 new sites and gave us a unique opportunity to judge the gravity of the NASH epidemy in this country. As a result of these actions, we now have multiple sites that started to screen patients. I have also personally visited multiple sites and investigators over the past few months, in addition to meeting with several more at the International Liver Conference, this June in London, UK. We continue to receive consistent and supportive feedback from our investigators regarding the importance and uniqueness of NAVIGATE and the potential to bring to patients with cirrhosis and portal hypertension a therapy for this large unmet medical need. We have now randomized 230 patients with an additional 70 patients currently in screening. We expect enrollment to be completed in the fourth quarter of this year.”

Financial Results

For the three months ended June 30, 2022, the Company reported a net loss applicable to common stockholders of $9.7 million, or ($0.16) per share, compared to a net loss applicable to common stockholders of $8.5 million, or ($0.15) per share for the three months ended June 30, 2021. The increase is largely due to an increase in 2022 research and development expenses related to the Company’s NAVIGATE trial.

Research and development expenses for the three months ended June 30, 2022, was $8.1 million compared with $6.5 million for the three months ended June 30, 2021. The increase was primarily due to costs related to the NAVIGATE clinical trial and other supportive activities. General and administrative expenses for the three months ended June 30, 2022, were $1.6 million, compared to $1.7 million for the three months ended June 30, 2021. The decrease was primarily due to a decrease in investor relations/business development expenses.

As of June 30, 2022, the Company had $24.2 million of cash and cash equivalents. The Company believes it has sufficient cash, including availability under its new $60 million line of credit, to fund currently planned operations and research and development activities through at least December 31, 2024.

About Belapectin

Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of NASH and fibrosis. Galectin-3 plays a major role in diseases that involve scarring of organs, including fibrotic disorders of the liver, lung, kidney, heart and vascular system. Belapectin binds to galectin-3 and disrupts its function. Preclinical data in animals have shown that belapectin has robust treatment effects in reversing liver fibrosis and cirrhosis. A Phase 2 study showed belapectin may prevent the development of esophageal varices in NASH cirrhosis, and these results provide the basis for the conduct of the NAVIGATE trial. The NAVIGATE trial (www.NAVIGATEnash.com), titled “A Seamless Adaptive Phase 2b/3, Double-Blind, Randomized, Placebo-controlled Multicenter, International Study Evaluating the Efficacy and Safety of Belapectin (GR-MD-02) for the Prevention of Esophageal Varices in NASH Cirrhosis,” began enrolling patients in June 2020, and is posted on www.clinicaltrials.gov (NCT04365868). Galectin-3 has a significant role in cancer, and the Company has supported a Phase 1b study in combined immunotherapy of belapectin and KEYTRUDA in advanced melanoma and in head and neck cancer. This trial provided a strong rationale for moving forward into a Company-sponsored Phase 2 development program, which the company is exploring.

About Fatty Liver Disease with Advanced Fibrosis and Cirrhosis

Non-alcoholic steatohepatitis (NASH) has become a common disease of the liver with the rise in obesity and other metabolic diseases. NASH is estimated to affect up to 28 million people in the U.S. It is characterized by the presence of excess fat in the liver along with inflammation and hepatocyte damage (ballooning) in people who consume little or no alcohol. Over time, patients with NASH can develop excessive fibrosis, or scarring of the liver, and ultimately liver cirrhosis. It is estimated that as many as 1 to 2 million individuals in the U.S. will develop cirrhosis as a result of NASH, for which liver transplantation is the only curative treatment available. Approximately 9,000 liver transplants are performed annually in the U.S. There are no drug therapies approved for the treatment of liver fibrosis or cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin (formerly known as GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH-related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of combination immunotherapy for advanced melanoma and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that trial endpoints required by the FDA may not be achieved; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies as modified to meet the requirements of the FDA may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. Global factors such as coronavirus may continue to impact NASH patient populations around the globe and slow trial enrollment and prolong the duration of the trial and significantly impact associated costs.  For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin (GR-MD-02).

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except per share data)
Operating expenses:
Research and development	$8,074	$6,450	$16,132	$11,349
General and administrative	1,588	1,743	3,465	3,161
Total operating expenses	9,662	8,193	19,597	14,510
Total operating loss	(9,662)	(8,193)	(19,597)	(14,510)
Other income (expense):
Interest income	3	1	4	2
Interest expense	(229)	(85)	(456)	(107)
Change in fair value of derivative	275	(172)	504	(172)
Total other income	49	(256)	52	(277)
Net loss	$(9,613)	$(8,449)	$(19,545)	$(14,787)
Preferred stock dividends	(64)	(65)	(48)	(67)
Warrant modification
Net loss applicable to common stock	$(9,677)	$(8,514)	$(19,593)	$(14,854)
Basic and diluted net loss per share	$(0.16)	$(0.15)	$(0.33)	$(0.26)
Shares used in computing basic and diluted net loss per share	59,389	58,312	59,372	57,725

Condensed Consolidated Balance Sheet Data

	June 30, 2022	December 31, 2021
	(in thousands)
Cash and cash equivalents	$24,178	$39,648
Total assets	25,886	41,827
Total current liabilities	10,892	9,033
Total liabilities	41,109	39,211
Total redeemable, convertible preferred stock	1,723	1,723
Total stockholders’ (deficit) equity	$(16,946)	$893

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